Exhibit 99.1

PRESS RELEASE

Ingles Markets, Inc.
Contact: Pat Jackson, Chief Financial Officer	May 9, 2024
pjackson@ingles-markets.com	For Immediate Release
(828) 669-2941 (Ext. 223)

Ingles Markets, Incorporated Reports Results

for Second Quarter and First Six Months of Fiscal 2024

ASHEVILLE, N.C. - Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported sales for the three and six months ended March 30, 2024.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with our results and thank all our associates for their continued service to our customers and company.”

Second Quarter 2024 Results

Net sales totaled $1.37 billion for the quarter ended March 30, 2024, a decrease of 0.95% compared with $1.38 billion for the quarter ended March 25, 2023.

Gross profit for the second quarter of fiscal 2024 totaled $321.9 million, or 23.5% of sales. Gross profit for the second quarter of fiscal 2023 was $325.9 million, or 23.6% of sales.

Operating and administrative expenses for the second quarter of fiscal 2024 totaled $284.8 million, as compared with $268.9 million for the second quarter of fiscal 2023.

Interest expense totaled $5.6 million for the second quarter of fiscal 2024, as compared with $5.3 million for the second quarter of fiscal 2023.

Net income totaled $31.9 million for the second quarter of fiscal 2024, as compared with $40.5 million for the second quarter of fiscal 2023. Basic and diluted earnings per share for Class A Common Stock were $1.72 and $1.68, respectively, for the quarter ended March 30, 2024, as compared with $2.18 and $2.13, respectively, for the quarter ended March 25, 2023.

First Half Fiscal 2024 Results

First half fiscal 2024 net sales totaled $2.85 billion, a decrease of 0.88% compared with $2.87 billion in the first half of fiscal 2023.

Gross profit for the six months ended March 30, 2024, totaled $670.7 million, as compared with $697.1 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 23.5% for the first half of fiscal 2024, compared with 24.3% for the first half of fiscal 2023.

Operating and administrative expenses totaled $574.6 million for the six months ended March 30, 2024, as compared to $545.1 million for the six months ended March 25, 2023.

-MORE-

PRESS RELEASE

Interest expense increased to $11.3 million for the six-month period ended March 30, 2024, as compared with $10.7 million for the six-month period ended March 25, 2023. Total debt as of March 30, 2024, was $539.1 million compared with $556.7 million as of March 25, 2023.

Net income totaled $75.3 million for the six-month period ended March 30, 2024, as compared with $109.9 million for the six-month period ended March 25, 2023. Basic and diluted earnings per share for Class A Common Stock were $4.05 and $3.96, respectively, for the six months ended March 30, 2024, as compared to $5.92 and $5.79, respectively, for the six months ended March 25, 2023.

Capital expenditures for the first half of fiscal 2024 totaled $98.4 million compared with $91.4 million for the first half of fiscal 2023.

The Company currently has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including its line of credit and other internal and external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

-MORE-

PRESS RELEASE

INGLES MARKETS, INCORPORATED

(Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	March 25,	March 30,	March 25,
	2024	2023	2024	2023

Net sales	$1,367,480	$1,380,604	$2,848,542	$2,873,918
Gross profit	321,885	325,940	670,686	697,095
Operating and administrative expenses	284,762	268,890	574,589	545,069
Gain from sale or disposal of assets	7,686	597	8,339	1,377
Income from operations	44,809	57,647	104,436	153,403
Other income, net	3,381	1,734	6,988	3,176
Interest expense	5,587	5,344	11,294	10,692
Income tax expense	10,704	13,497	24,838	35,976
Net income	$31,899	$40,540	$75,292	$109,911

Basic earnings per common share – Class A	$1.72	$2.18	$4.05	$5.92
Diluted earnings per common share – Class A	$1.68	$2.13	$3.96	$5.79
Basic earnings per common share – Class B	$1.56	$1.98	$3.68	$5.38
Diluted earnings per common share – Class B	$1.56	$1.98	$3.68	$5.38

Additional selected information:
Depreciation and amortization expense	$29,249	$28,864	$58,023	$57,970
Rent expense	$2,664	$2,740	$5,057	$5,329

Condensed Consolidated Balance Sheets (Unaudited)

	March 30,	Sept. 30,
	2024	2023
ASSETS
Cash and cash equivalents	$302,018	$328,540
Receivables-net	109,444	107,571
Inventories	479,130	493,860
Other current assets	26,530	22,586
Property and equipment-net	1,480,038	1,431,872
Other assets	89,148	89,417
TOTAL ASSETS	$2,486,308	$2,473,846

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,521	$17,527
Accounts payable, accrued expenses and current portion of other long-term liabilities	269,440	313,007
Deferred income taxes	63,561	67,187
Long-term debt	521,597	532,632
Other long-term liabilities	88,747	84,521
Total Liabilities	960,866	1,014,874
Stockholders' equity	1,525,442	1,458,972
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,486,308	$2,473,846

-END-